Key Highlights

Reaffirmed our 2024 delivery outlook of 50,500 to 52,000 vehicles

On track for positive gross profit for the fourth quarter of 2024

20% increase in demo drives compared to Q2'24

Launched R1 Tri-Motor configuration with 2.9s 0-60mph and range up to 405 miles

Majority of customers subscribed to Connect+ following the free trial period

R2 sourcing in line with targets: ~85% bill of materials sourced to date

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	2

During the third quarter of 2024, we made progress advancing R2 development, driving greater efficiency in operating expenses, launching new R1 variants, investing in our go-to-market infrastructure, and introducing new services to further improve the customer experience.
We continue to see cost progress from our second generation R1 vehicles which we expect to be represented in the fourth quarter when we anticipate achieving modest positive gross profit.

Rivian produced 13,157 vehicles and delivered 10,018 vehicles during the third quarter of 2024.
As previously disclosed, Rivian is experiencing a production disruption due to a shortage of a shared component within our Enduro motor system on the R1 and RCV platforms. Our team has a strong sense of urgency in finding a solution as we work in close partnership with the supplier to ramp additional capacity to accommodate planned production.

Over the long-term we believe Rivian’s value will be determined by the scale it can reach with its midsize platform including the R2, R3, and R3X, as well as our ability to continue to reduce costs and develop differentiated technologies. Our midsize platform is expected to address global market segments and is designed to build upon our industry-leading technology platform as well as our focus on reducing manufacturing complexity and cost efficiency. Our team is laser-focused on executing the development plan for R2. The recent transition to our second generation R1 vehicles has implemented multiple new technologies which will serve as the foundation for our midsize platform such as our zonal network architecture and Rivian Autonomous Platform, positioning R2 for a simplified launch.

We believe the formation of the expected joint venture with Volkswagen Group will be a landmark development for the industry. The joint venture will benefit from Rivian's differentiated and well-proven zonal network architecture and full-stack software technologies as well as enhanced software and electrical architecture innovation. The upcoming partnership with Volkswagen Group validates Rivian’s technology leadership and creates new growth opportunities for Rivian to be a technology partner to other manufacturers.

The joint venture is expected to provide a meaningful financial opportunity for Rivian with a total deal size of approximately $5 billion, in addition to the annual operating expense savings Rivian expects to realize. The planned investments by Volkswagen Group in addition to our current cash, cash equivalents, and short-term investments are expected to provide the capital to fund Rivian’s operations through the ramp of R2 in Normal, as well as the midsize platform in Georgia – enabling a path to positive free cash flow and meaningful scale.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	3

We believe the introduction of our second generation R1, along with the formation of the joint venture, will enhance execution against our core value drivers:

Focus on demand generation and enhancing the customer experience: Demand for R1 vehicles was negatively impacted in the third quarter of 2024 by the production disruption and a challenging consumer backdrop. We remain focused on maximizing the levers within our control and strategically investing in our go-to-market strategy. We continue to make progress expanding our commercial footprint and enabling the opportunity for more potential customers to experience Rivian vehicles.
In the third quarter of 2024, we increased our total demo drives by approximately 20% as compared to the second quarter of 2024.

Optimize operational efficiency: We continue to focus on maximizing spend efficiency across all aspects of the organization. As compared to the second quarter of 2024, third quarter of 2024
GAAP operating expenses were down $147 million, marking our lowest quarter in the last three years. Excluding stock-based compensation and depreciation and amortization, our adjusted operating expenses[1] for the quarter were down $77 million as compared to the prior quarter.

Technology leadership: We believe technology is a competitive differentiator for Rivian. Our midsize platform is designed to build upon our industry-leading technology platform. We expect the midsize platform to benefit from the key vertically integrated technologies developed for R1 including our in-house software stack, propulsion technology, network architecture, and vehicle electronics.

Drive towards profitability: We are seeing meaningful progress on our second generation R1 material costs due to the new technologies incorporated into the vehicle and manufacturing process. The introduction of the second generation R1 platform combined with commercial cost improvements and commodity tail winds are expected to enable a 20% material cost reduction when comparing an R1 Dual-Motor with Large Pack produced in the first quarter of 2024 versus the same vehicle produced in fourth quarter of 2024. In the third quarter of 2024, we have already seen reductions in our material cost in line with our target. In addition, we have made meaningful progress in sourcing components for R2. We are approximately 85% through the sourcing of R2 bill of materials and are currently in line with our cost targets. We anticipate the material cost of an R2 AWD Large vehicle to be 45% lower than a second generation R1 Dual Large vehicle.

We want to thank our employees, customers, suppliers, partners, communities, and shareholders for their continued support of our vision.

¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	4

Jordan
72°
10:24 AM
Yosemite National Park
4.8 ★★★★★ (49,017)
Open 24 hours
Allows Dogs
Waterfall-rich national park featuring ancient giant sequoias, deep valleys, meadows and wildlife.
Summarized by AI · Google
1 charging stop added
Arrival range
128 mi
Go
NW
Elk Grove
Vacaville
Ione
Fairfield
Vallejo
Antioch
Concord
Richmond
Stockton
108
28 min
San Francisco
Daly City
Hayward
Riverbank
Modesto
Burlingame
Turlock
San Jose
Merced
Chowchilla
Los Banos
5
1
72°
AUTO
72°
SYNC

Rivian and Volkswagen Group
Technology Joint Venture

Rivian and Volkswagen Group’s technology joint venture expects to create the next-generation of electrical architecture and vertically integrated software for electric vehicles. The joint venture will be highly complementary, combining Rivian’s industry-leading software and electrical hardware technology and Volkswagen Group’s significant global scale and diverse range of vehicles and price points. The combination of strong brands and breadth of offerings is expected to enable Rivian’s core technology to reach a broader set of global customers.

Over the past few months, we have successfully integrated Rivian’s zonal controls and infotainment systems into a prototype Volkswagen Group driveable demonstrator. Through our software, we have been able to integrate several functions including vehicle core controls, different drive modes, and infotainment features as well as enable remote controls and over-the-air updates.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	5

Innovation: The joint venture is expected to develop industry-leading software enabled features and capabilities to address global markets and a variety of vehicle platforms; from mass market to premium.

Scalable technology platform: The joint venture has been made possible by the years of investment and development in vertically integrating Rivian’s scalable network architecture, topology of ECUs, and associated software platforms.

Partner of choice for differentiated technology: Over the long-term, we see Rivian as the partner of choice for differentiated technologies in the industry. The partnership with Volkswagen Group validates Rivian’s technology approach and demonstrates our capability to create new growth opportunities. From the beginning, we have taken the approach to vertically integrate certain key areas of the vehicle including propulsion, autonomy, electrical hardware, and software.

Improved cost efficiency: The joint venture is expected to leverage the scalable technology across both the Volkswagen Group and Rivian’s combined EV volumes and lower Rivian’s operating expenses while driving greater progress and innovation.

Capital roadmap for growth: Subject to the formation of the joint venture and certain milestones, the total deal size of approximately $5 billion in addition to our current cash, cash equivalents, and short-term investments are expected to provide the capital to fund Rivian’s operations through the ramp of R2 in Normal, as well as the midsize platform in Georgia supporting our path to positive free cash flow and meaningful scale.

We expect to close the joint venture in the fourth quarter of this year.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	6

R2 Progress

We believe R2 will be a fundamental driver of Rivian’s growth and profit potential. It allows Rivian to address global market segments and is designed to build upon our industry-leading technology platform. R2 will benefit from vertically integrated technologies developed for R1 including our in-house software stack, propulsion technology, network architecture, and vehicle electronics.

R2 development has focused on reducing the number of parts, joints, and fasteners in a focused effort to drive manufacturing simplicity. This includes a structural battery pack that serves as the floor of the vehicle, large structural die castings, further electronics consolidation enabling harness simplification, and a wide range of design decisions to enable low cost execution. We have made meaningful progress in sourcing components for R2. We are approximately 85% through the sourcing of
R2 bill of materials and are currently in line with our cost targets.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	7

In addition, we continue to make rapid progress in Normal constructing our facility expansion which will house the general assembly, body shop, and end of line for R2 production. This is a critical step to achieve our target of launching R2 in the first half of 2026.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	8

Update on R2 Propulsion

Today we announced an important strategic partnership with LG Energy Solution (LGES) to supply
US manufactured cells for our upcoming R2 vehicle. LGES will provide 4695 cylindrical batteries enabling high-quality, advanced battery technology to our vehicles, ensuring long range and segment-leading performance.

The agreement also pioneers a plethora of supply chain innovations and strengthens domestic sourcing for battery materials. Within the first year of production, the batteries are expected to be manufactured at LGES' Queen Creek, Arizona plant, aligning with Rivian's focus on U.S. domestic manufacturing and IRA compliance.

Our battery pack architecture is expected to continue to evolve and improve with R2 and R3. It will be based upon a simplified pack structure which reduces weight, complexity, and cost while also having greater energy density. We expect a meaningful reduction in dollar per kilowatt hour (kWh) at the pack level when compared to the R1 platform. In addition, the 4695 is a larger cell form factor than R1 which allows for reduced cell count for improved manufacturability. We expect battery pack assembly processing to improve by approximately 45%.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	8

Jordan
64°
11:24 AM
Connect
Vehicle
Apps
Drivers and keys
Upgrades
Privacy and legal
Active
Connect+
Get a connected Rivian experience with premium entertainment features.
Monthly
$14.99
Expires: January 31, 2025
Manage plan
What's included
Unlimited data
Hotspot connectivity
Gear Guard Live Cam
Media app streaming
Live traffic display
Satellite map views
Connected voice assistant
Nothing Wrong (feat. Goldlink)
88 rising, Higher Brothers, ...
2:19
-0:24
1x
68°
68°

Software

Our intentional decision to own the software and technology hardware stack in the vehicle has been focused on an improved experience for our customers. Rivian customers enjoy continuous enhancement to their vehicles via frequent over the air updates, with over 35 updates made to the vehicles since launching.

Rivian’s software platform allows seamless integration of the services for simple, convenient, and immersive infotainment experience. Available applications now include Apple Music and Audible with Google Cast and YouTube coming later this year.

This quarter we introduced Connect+, a streaming and connectivity service providing customers music, audio, in-vehicle hotspot, and video streaming connectivity with an easy monthly or annual subscription. Included within Connect+ subscription, customers can now access the Gear Guard
Live Cam feature offering peace of mind from in or away from the vehicle. The system includes high-resolution cameras embedded around the vehicle, physical cables that secure your gear, and an attentive animation on the center display. With this update, customers can see what is happening in and around their vehicle from almost anywhere via the Rivian mobile app.

Following the launch of Connect+, we provided customers a 60 day free trial period; we have seen the majority of R1 customers have subscribed to Connect+ following the free trial period.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	9

R1 Update

The second generation of R1 vehicles have hundreds of design, engineering, and performance upgrades to provide a superior customer experience and a meaningful improvement to the cost structure of the vehicle. As a result of these changes, the material cost of the R1 vehicle is now meaningfully lower when comparing a vehicle produced in the first quarter of 2024 to a vehicle produced in the third quarter of 2024. The introduction of the second generation R1 platform combined with commercial cost improvements and commodity tail winds are expected to enable a 20% material cost reduction when comparing an R1 Dual-Motor with Large Pack produced in the first quarter of 2024 versus the same vehicle produced in the fourth quarter of 2024.

We recently launched our Tri-Motor R1 configuration, combining performance levels that surpass our original quad motor offerings. Tri-Motor packs two of our Ascent motors in the rear and one Enduro motor in front for a blend of exceptional power and range. With 850 horsepower and 1,103 Ib-ft of torque, it reaches 0-60 mph in 2.9 seconds and when driving in Conserve mode has 405 miles of range.

In addition, we expect to launch the Quad-Motor variant in 2025. The Quad-Motor variant has two smaller motors in the front, optimized for efficiency at cruising speeds and two in the rear delivering 0-60 mph in 2.5 seconds and 1,025 horsepower. Both the Tri-Motor and Quad-Motor are equipped with our new Ascend premium interior offering.

In both Tri- and Quad- variants, while operating in Conserve mode, an automatic rear disconnect ensures AWD performance is always available, but intuitively turns off when driving demand doesn't require it, helping you maximize range when you need it, and performance when you want it.

All Rivian motors are oil-cooled, significantly improving thermal performance during high-torque, low-speed driving such as rock crawling while also improving range efficiency during low-torque, high-speed cruising.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	10

Go-to-Market

We remain focused on our top of funnel demand generation as we expand our presence across the country and get more customers into vehicles for demo drives. We currently have 16 spaces including six new spaces opened since the start of the the third quarter of 2024 in Yosemite, San Diego, Nashville, Boston, Scottsdale, and Chicago and have 62 service locations with the majority staffed for sales and demo drives. In the third quarter of 2024, we conducted over 29,000 demo drives and launched our consumer referral program.

While we anticipate a challenging consumer backdrop in the near-term, we continue to see a significant opportunity to increase our brand awareness and have more customers behind the wheel of our award-winning products.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	11

Production and Deliveries

In the third quarter of 2024, we produced 13,157 vehicles and delivered 10,018 vehicles.

During the third quarter of 2024, we experienced a production disruption due to a shortage of a component within our Enduro motor system. The Enduro motor is our in-house single-motor-per-axle system used in our R1 vehicles as both motors in the Dual-Motor variant, and one of the motors in the Tri-Motor variant, as well as our commercial vans as the single motor. We expect to produce more
Tri-Motors and commercial vans as a mitigating factor to the supply constraint, with Amazon increasing its delivery order of vans in the fourth quarter of 2024.

Demand for R1 vehicles was negatively impacted in the third quarter of 2024 by the production disruption and challenging consumer backdrop. Due to the sequential production ramp following the plant retooling upgrade, the part shortage limited availability of specific R1 variants for sale.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	12

Path to Profitability

Our long-term success and ability to make an impact will ultimately be determined by our ability to operate profitably and generate cash flow. Over the past few years, we have taken significant steps to reduce our capital expenditures and overhead costs. This includes our decision to bring the first line of R2 production to Normal and other organizational changes we have made. In addition, we remain focused on generating positive gross margins through improved unit economics on our vehicle platforms.

We expect to generate modest positive gross margin in the fourth quarter of 2024 supported by the following key drivers:

•Revenue per unit: We anticipate an increase in revenue per unit delivered mainly driven by the increase in non-vehicle revenues such as the sale of regulatory credits, vehicle service, remarketing, software, and other services. In addition, we anticipate the average selling price per vehicle to increase due to the higher mix of second generation R1 vehicles and more premium variants like the Tri-Motor, partially offset by an increased mix of commercial vans.

•Variable costs: As part of the cutover to our second generation R1 vehicles, we are starting to see significantly improved material costs associated with our R1 vehicles. These benefits are due to design changes, supplier negotiations, and lower raw material costs. We also expect the variable cost per unit delivered to benefit from an increase in the mix of commercial van sales.

•Fixed and semi-fixed costs: We have made changes to the design of our vehicles and manufacturing process which we expect to significantly reduce our fixed costs per vehicle delivered in the fourth quarter of 2024. We also expect our ending inventory lower of cost or net realizable value (LCNRV) and liabilities for losses on firm purchase commitments balances to continue decreasing.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	13

2024 Outlook

During the third quarter of 2024, we took meaningful steps to enhance the profitability of our second generation R1 vehicles.

We are reaffirming our production guidance of between 47,000 to 49,000 vehicles.

We are reaffirming our delivery outlook of between 50,500 to 52,000 vehicles and $1,200 million in capital expenditures.

The lower production outlook for 2024 has a negative impact on our profitability for 2024 due to our limited ability to leverage the fixed costs of our production facility. Because of this, we are revising our annual adjusted EBITDA guidance to between a $(2.825) billion loss to a $(2.875) billion loss.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	14

Revenues
Total revenues for the third quarter of 2024 were $874 million, primarily driven by the delivery of 10,018 vehicles. Total revenues from the sale of regulatory credits were $8 million for the quarter. Compared to the third quarter of 2023, a portion of the decrease was driven by timing of higher EDV deliveries in the third quarter of 2023 following the first quarter of 2023 line shutdown. The remaining portion of the decrease was driven in part from our production disruption causing a limited number of R1 variants being available for sale and a more challenging consumer environment.

Gross Profit
We generated negative gross profit of $(392) million for the third quarter of 2024 as compared to $(477) million for the third quarter of 2023.

Gross profit losses decreased year-over-year primarily due to lower delivery volume. Gross profit losses per unit increased primarily due to an increase in cost of revenue efficiency initiatives and smaller reduction in LCNRV of inventory and losses on firm purchase commitments.

Cost of revenues for the third quarter of 2024 included $37 million of costs we do not anticipate being part of our long-term cost structure. This was made up of cost of revenue efficiency initiatives primarily related to certain supplier liabilities incurred.

The third quarter of 2024 was impacted by a charge for LCNRV write-downs on inventory and losses on firm purchase commitments. Our ending inventory balance includes LCNRV write-downs of $130 million while liabilities for losses on firm purchase commitments were $10 million, for a total of $140 million at the end of the third quarter of 2024 as compared to our ending inventory balance LCNRV write-downs of $292 million and liabilities for losses on firm purchase commitments of $160 million, for a total of $452 million at the end of the third quarter of 2023. The decrease is primarily due to an increase in projected positive-margin variants and a decrease in estimated materials’ costs for the projected negative-margin variants. We expect LCNRV write-downs of inventory and losses on firm purchase commitments to continue to decrease over time as we further reduce the cost to manufacture our products. The key drivers of our path to positive gross profit include increasing our revenues per delivered unit, reducing variable costs, and reducing fixed and semi-fixed costs.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	15

Operating Expenses and Operating Loss
Total operating expenses in the third quarter of 2024 decreased to $777 million, as compared to $963 million in the same period last year.

In the third quarter of 2024, we recognized non-cash, stock-based compensation expense within operating expenses of $105 million as compared to $219 million in the third quarter of 2023 and depreciation and amortization expense within operating expenses of $73 million as compared to $80 million in the third quarter of 2023.

Research and development (“R&D”) expense in the third quarter of 2024 was $350 million, as compared to $529 million in the same period last year. The decrease was primarily due to a $74 million decrease in stock-based compensation expense primarily related to a reversal in the accrual of a previously recorded stock-based bonus expense and decreased grants, a $57 million decrease in engineering, design, and development costs and other related project costs primarily surrounding the R1 platform design and technology upgrades, and a $30 million decrease in depreciation and amortization.

Selling, general, and administrative (“SG&A”) expense in the third quarter of 2024 was $427 million, as compared to $434 million in the same period last year. SG&A expenses remained relatively flat compared to three months ended September 30, 2023, with a $40 million decrease in stock-based compensation expense primarily related to a reversal in the accrual of a previously recorded stock-based bonus expense offset by a $23 million increase in depreciation and amortization and a $17 million increase in sales and marketing expenses to support go-to-market operations.

We experienced a loss from operations in the third quarter of 2024 totaling $(1,169) million, as compared to $(1,440) million in the same period last year.

Adjusted Operating Expenses (Non-GAAP)¹
Adjusted R&D¹ for the third quarter of 2024 was $271 million as compared to $346 million for the same period last year.

Adjusted SG&A¹ for the third quarter of 2024 was $328 million as compared to $318 million for the same period last year.

Total adjusted operating expenses¹ for the third quarter of 2024 was $599 million as compared to $664 million for the same period last year.

Net Loss	Our net loss for the third quarter of 2024 was $(1,100) million as compared to $(1,367) million for the same period last year.
Adjusted EBITDA (Non-GAAP)¹	Adjusted EBITDA¹ for the third quarter of 2024 was $(757) million as compared to $(902) million for the same period last year.
Adjusted Net Loss (Non-GAAP)[1]	Adjusted net loss¹ for the third quarter of 2024 was $(1,008) million as compared to $(1,087) million for the same period last year.
Net Cash Used in Operating Activities	Net cash used in operating activities for the third quarter of 2024 was $(876) million as compared to $(877) million for the same period last year.
Capital Expenditures	Capital expenditures for the third quarter of 2024 were $277 million, as compared to $190 million for the same period last year.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	16

Liquidity and Free Cash Flow (non-GAAP)¹
We ended the third quarter of 2024 with $6,739 million in cash, cash equivalents, and short-term investments. Including the capacity under our asset-based revolving-credit facility, we ended the third quarter of 2024 with $8,105 million of total liquidity.

The third quarter of 2024’s ending cash, cash equivalents, and short-term investments balance of $6,739 million includes $1 billion of an unsecured convertible note issued to Volkswagen International America, Inc. in association with the announcement of our expected joint venture with Volkswagen Group. The convertible note will automatically convert into shares of Class A common stock on December 1, 2024 as all conversion conditions have been satisfied as of September 30, 2024.

We define free cash flow as net cash used in operating activities less capital expenditures. The increase in year-over-year capital expenditures discussed above resulted in negative free cash flow¹ of $(1,153) million for the third quarter of 2024 as compared to $(1,067) million for the same period last year.

Webcast	We will host an audio webcast to discuss our results and provide a business update at
2:00pm PT / 5:00pm ET on Thursday, November 7th, 2024. The link to the webcast will be made available on our Investor Relations website at rivian.com/investors.

After the call, a replay will be available at rivian.com/investors for four weeks.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	17

Quarterly Financial Performance

(in millions, except production, delivery, gross margin, gross profit per unit delivered, and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
Production	16,304	17,541	13,980	9,612	13,157
Delivery	15,564	13,972	13,588	13,790	10,018

Revenues	$1,337	$1,315	$1,204	$1,158	$874
Gross profit	$(477)	$(606)	$(527)	$(451)	$(392)
Gross margin	(36)%	(46)%	(44)%	(39)%	(45)%
Gross profit per unit delivered	$(30,648)	$(43,372)	$(38,784)	$(32,705)	$(39,130)

Research and development	$529	$526	$461	$428	$350
Selling, general, and administrative	434	449	496	496	427
Total operating expenses	$963	$975	$957	$924	$777
Loss from operations	$(1,440)	$(1,581)	$(1,484)	$(1,375)	$(1,169)
Net loss attributable to common stockholders, basic and diluted	$(1,367)	$(1,521)	$(1,446)	$(1,457)	$(1,100)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.44)	$(1.58)	$(1.48)	$(1.46)	$(1.08)

Adjusted research and development (non-GAAP)¹	$346	$388	$319	$312	$271
Adjusted selling, general, and administrative (non-GAAP)¹	318	318	358	364	328
Total adjusted operating expenses (non-GAAP)¹	$664	$706	$677	$676	$599

Adjusted EBITDA (non-GAAP)[1,2]	$(902)	$(1,006)	$(798)	$(857)	$(757)
Cash, cash equivalents, short-term investments, and restricted cash[3]	$9,133	$9,368	$7,858	$7,867	$6,739

Net cash used in operating activities	$(877)	$(1,107)	$(1,269)	$(754)	$(876)
Capital expenditures	(190)	(298)	(254)	(283)	(277)
Free cash flow (non-GAAP)¹	$(1,067)	$(1,405)	$(1,523)	$(1,037)	$(1,153)

Depreciation and amortization expense
Cost of revenues	$176	$195	$210	$203	$186
Research and development	50	19	18	18	20
Selling, general, and administrative	30	56	52	53	53
Total depreciation and amortization expense	$256	$270	$280	$274	$259

Stock-based compensation expense
Cost of revenues	$23	$21	$23	$17	$6
Research and development	133	119	124	98	59
Selling, general, and administrative	86	75	86	79	46
Total stock-based compensation expense	$242	$215	$233	$194	$111

Inventory LCNRV write-downs
Inventory LCNRV write-downs[3]	$292	$319	$328	$148	$130
Liabilities for losses on firm purchase commitments[3]	160	126	45	31	10
Total inventory write-downs and liabilities for losses on firm purchase commitments[3]	$452	$445	$373	$179	$140
¹ A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.
[2] The prior periods have been recast to conform to current period presentation.
[3] Amount as of date shown.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	18

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2023	September 30, 2024
Current assets:
Cash and cash equivalents	$7,857	$5,396
Short-term investments	1,511	1,343
Accounts receivable, net	161	217
Inventory	2,620	2,680
Other current assets	164	201
Total current assets	12,313	9,837
Property, plant, and equipment, net	3,874	3,819
Operating lease assets, net	356	397
Other non-current assets	235	209
Total assets	$16,778	$14,262

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$981	$617
Accrued liabilities	1,145	887
Current portion of lease liabilities and other current liabilities	361	429
Total current liabilities	2,487	1,933
Long-term debt (includes $1,030 at fair value as of September 30, 2024)	4,431	5,468
Non-current lease liabilities	324	361
Other non-current liabilities	395	601
Total liabilities	7,637	8,363
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2023 and September 30, 2024	—	—
Common stock, $0.001 par value; 3,508 and 3,508 shares authorized and 968 and 1,021 shares issued and outstanding as of December 31, 2023 and September 30, 2024, respectively	1	1
Additional paid-in capital	27,695	28,455
Accumulated deficit	(18,558)	(22,561)
Accumulated other comprehensive income	3	4
Total stockholders' equity	9,141	5,899

Total liabilities and stockholders' equity	$16,778	$14,262

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	19

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Revenues	$1,337	$874	$3,119	$3,236
Cost of revenues	1,814	1,266	4,543	4,606
Gross profit	(477)	(392)	(1,424)	(1,370)
Operating expenses
Research and development	529	350	1,469	1,239
Selling, general, and administrative	434	427	1,265	1,419
Total operating expenses	963	777	2,734	2,658
Loss from operations	(1,440)	(1,169)	(4,158)	(4,028)
Interest income	126	95	391	302
Interest expense	(55)	(87)	(147)	(237)
Fair value gain (loss) on convertible note, net	—	60	—	(30)
Other income (expense), net	2	1	4	(8)
Loss before income taxes	(1,367)	(1,100)	(3,910)	(4,001)
Provision for income taxes	—	—	(1)	(2)
Net loss	$(1,367)	$(1,100)	$(3,911)	$(4,003)
Net loss attributable to common stockholders, basic and diluted	$(1,367)	$(1,100)	$(3,911)	$(4,003)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.44)	$(1.08)	$(4.15)	$(4.01)
Weighted-average common shares outstanding, basic and diluted	952	1,014	942	998

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	20

Consolidated Statements of Cash Flows

(in millions)
(unaudited)

	Nine Months Ended September 30,
	2023	2024
Cash flows from operating activities:
Net loss	$(3,911)	$(4,003)
Depreciation and amortization	667	813
Stock-based compensation expense	606	538
Fair value loss on convertible note, net	—	30
Inventory LCNRV write-downs and losses on firm purchase commitments	114	14
Other non-cash activities	46	85
Changes in operating assets and liabilities:
Accounts receivable, net	(135)	(57)
Inventory	(1,471)	(208)
Other assets	(129)	(41)
Accounts payable and accrued liabilities	220	(339)
Other liabilities	234	269
Net cash used in operating activities	(3,759)	(2,899)

Cash flows from investing activities:
Purchases of short-term investments	(1,405)	(2,476)
Maturities of short-term investments	225	2,696
Capital expenditures	(728)	(814)
Net cash used in investing activities	(1,908)	(594)

Cash flows from financing activities:
Proceeds from issuance of capital stock including employee stock purchase plan	39	37
Proceeds from issuance of convertible notes	1,485	1,000
Other financing activities	(15)	(5)
Net cash provided by financing activities	1,509	1,032

Effect of exchange rate changes on cash and cash equivalents	—	—
Net change in cash	(4,158)	(2,461)
Cash, cash equivalents, and restricted cash—Beginning of period	12,099	7,857
Cash, cash equivalents, and restricted cash—End of period	$7,941	$5,396

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$390	$369
Capital stock issued to settle bonuses	$137	$179
Right-of-use assets obtained in exchange for operating lease liabilities	$66	$122

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	21

Depreciation and Amortization

(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Cost of revenues	$176	$186	$466	$599
Research and development	50	20	119	56
Selling, general, and administrative	30	53	82	158
Total depreciation and amortization expense	$256	$259	$667	$813

Stock-Based Compensation Expense

(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Cost of revenues	$23	$6	$64	$46
Research and development	133	59	289	281
Selling, general, and administrative	86	46	253	211
Total stock-based compensation expense	$242	$111	$606	$538

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	22

Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

Adjusted Research and Development Expenses	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Total research and development expenses	$529	$350	$1,469	$1,239
R&D depreciation and amortization expenses	(50)	(20)	(119)	(56)
R&D stock-based compensation expenses	(133)	(59)	(289)	(281)
Adjusted research and development (non-GAAP)	$346	$271	$1,061	$902

Adjusted Selling, General, and Administrative Expenses	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Total selling, general, and administrative expenses	$434	$427	$1,265	$1,419
SG&A depreciation and amortization expenses	(30)	(53)	(82)	(158)
SG&A stock-based compensation expenses	(86)	(46)	(253)	(211)
Adjusted selling, general, and administrative (non-GAAP)	$318	$328	$930	$1,050

Adjusted Operating Expenses	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Total operating expenses	$963	$777	$2,734	$2,658
R&D depreciation and amortization expenses	(50)	(20)	(119)	(56)
R&D stock-based compensation expenses	(133)	(59)	(289)	(281)
SG&A depreciation and amortization expenses	(30)	(53)	(82)	(158)
SG&A stock-based compensation expenses	(86)	(46)	(253)	(211)
Total adjusted operating expenses (non-GAAP)	$664	$599	$1,991	$1,952

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	23

Reconciliation of Non-GAAP
Financial Measures Continued

(in millions)
(unaudited)

Adjusted EBITDA[1]	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Net loss	$(1,367)	$(1,100)	$(3,911)	$(4,003)
Interest income, net	(71)	(8)	(244)	(65)
Provision for income taxes	—	—	1	2
Depreciation and amortization	256	259	667	813
Stock-based compensation expense	242	111	606	538
Other (income) expense, net	(2)	(1)	(4)	8
Fair value (gain) loss on convertible note, net	—	(60)	—	30
Cost of revenue efficiency initiatives	15	37	35	193
Restructuring expenses	—	—	42	30
Asset impairments and write-offs	25	—	25	30
Joint venture formation expenses and other items	—	5	—	12
Adjusted EBITDA (non-GAAP)	$(902)	$(757)	$(2,783)	$(2,412)

[1] The prior periods have been recast to conform to current period presentation.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	24

Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

Adjusted Net Loss[1]	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Net loss attributable to common stockholders, basic and diluted	$(1,367)	$(1,100)	$(3,911)	$(4,003)
Stock-based compensation expense	242	111	606	538
Other (income) expense, net	(2)	(1)	(4)	8
Fair value (gain) loss on convertible note, net	—	(60)	—	30
Cost of revenue efficiency initiatives	15	37	35	193
Restructuring expenses	—	—	42	30
Asset impairments and write-offs	25	—	25	30
Joint venture formation expenses and other items	—	5	—	12
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,087)	$(1,008)	$(3,207)	$(3,162)

[1] The prior periods have been recast to conform to current period presentation.

Adjusted Net Loss Per Share[1]	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Net loss per share attributable to common stockholders, basic and diluted	$(1.44)	$(1.08)	$(4.15)	$(4.01)
Stock-based compensation expense per share	0.25	0.11	0.64	0.54
Other expense, net per share	—	—	—	0.01
Fair value (gain) loss on convertible note, net per share	—	(0.06)	—	0.03
Cost of revenue efficiency initiatives per share	0.02	0.04	0.04	0.19
Restructuring expenses per share	—	—	0.04	0.03
Asset impairments and write-offs per share	0.03	—	0.03	0.03
Joint venture formation expenses and other items per share	—	—	—	0.01
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.14)	$(0.99)	$(3.40)	$(3.17)
Weighted-average common shares outstanding, basic and diluted (GAAP)	952	1,014	942	998

[1] The prior periods have been recast to conform to current period presentation.

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024

Net cash used in operating activities	$(877)	$(876)	$(3,759)	$(2,899)
Capital expenditures	(190)	(277)	(728)	(814)
Free cash flow (non-GAAP)	$(1,067)	$(1,153)	$(4,487)	$(3,713)

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	25

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

	Three Months Ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024

Adjusted Research and Development Expenses
Total research and development expenses	$529	$526	$461	$428	$350
R&D depreciation and amortization expenses	(50)	(19)	(18)	(18)	(20)
R&D stock-based compensation expenses	(133)	(119)	(124)	(98)	(59)
Adjusted research and development (non-GAAP)	$346	$388	$319	$312	$271

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$434	$449	$496	$496	$427
SG&A depreciation and amortization expenses	(30)	(56)	(52)	(53)	(53)
SG&A stock-based compensation expenses	(86)	(75)	(86)	(79)	(46)
Adjusted selling, general, and administrative (non-GAAP)	$318	$318	$358	$364	$328

Adjusted Operating Expenses
Total operating expenses	$963	$975	$957	$924	$777
R&D depreciation and amortization expenses	(50)	(19)	(18)	(18)	(20)
R&D stock-based compensation expenses	(133)	(119)	(124)	(98)	(59)
SG&A depreciation and amortization expenses	(30)	(56)	(52)	(53)	(53)
SG&A stock-based compensation expenses	(86)	(75)	(86)	(79)	(46)
Total adjusted operating expenses (non-GAAP)	$664	$706	$677	$676	$599

Adjusted EBITDA [1]
Net loss	$(1,367)	$(1,521)	$(1,446)	$(1,457)	$(1,100)
Interest income, net	(71)	(58)	(37)	(20)	(8)
Provision for income taxes	—	—	1	1	—
Depreciation and amortization	256	270	280	274	259
Stock-based compensation expense	242	215	233	194	111
Other (income) expense, net	(2)	(2)	(2)	11	(1)
Fair value loss (gain) on convertible note, net	—	—	—	90	(60)
Cost of revenue efficiency initiatives	15	60	127	29	37
Restructuring expenses	—	—	30	—	—
Asset impairments and write-offs	25	30	16	14	—
Joint venture formation expenses and other items	—	—	—	7	5
Adjusted EBITDA (non-GAAP)	$(902)	$(1,006)	$(798)	$(857)	$(757)

[1] The prior periods have been recast to conform to current period presentation.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	26

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2023	December 31, 2023		March 31, 2024		June 30, 2024		September 30, 2024

Adjusted Net Loss[1]
Net loss attributable to common stockholders, basic and diluted	$(1,367)	$(1,521)		$(1,446)		$(1,457)		$(1,100)
Stock-based compensation expense	242	215		233		194		111
Other (income) expense, net	(2)	(2)		(2)		11		(1)
Fair value loss (gain) on convertible note, net	—	—		—		90		(60)
Cost of revenue efficiency initiatives	15	60		127		29		37
Restructuring expenses	—	—		30		—		—
Asset impairments and write-offs	25	30		16		14		—
Joint venture formation expenses and other items	—	—		—		7		5
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,087)	$(1,218)		$(1,042)		$(1,112)		$(1,008)

[1] The prior periods have been recast to conform to current period presentation.

Adjusted Net Loss Per Share[1]
Net loss per share attributable to common stockholders, basic and diluted	$(1.44)	$(1.58)		$(1.48)		$(1.46)		$(1.08)
Stock-based compensation expense per share	0.25	0.22		0.24		0.19		0.11
Other expense, net per share	—	—		—		0.01		—
Fair value loss (gain) on convertible note, net per share	—	—		—		0.09		(0.06)
Cost of revenue efficiency initiatives per share	0.02	0.06		0.13		0.03		0.04
Restructuring expenses per share	—	—		0.03		—		—
Asset impairments and write-offs per share	0.03	0.03		0.02		0.01		—
Joint venture formation expenses and other items per share	—	—		—		0.01		—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.14)	$(1.27)	*	$(1.06)	*	$(1.12)	*	$(0.99)
Weighted-average common shares outstanding, basic and diluted (GAAP)	952	963		978		1,001		1,014

*Does not calculate due to rounding.
[1] The prior periods have been recast to conform to current period presentation.

Free Cash Flow
Net cash used in operating activities	$(877)	$(1,107)		$(1,269)		$(754)		$(876)
Capital expenditures	(190)	(298)		(254)		(283)		(277)
Free cash flow (non-GAAP)	$(1,067)	$(1,405)		$(1,523)		$(1,037)		$(1,153)

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	27

Forward-Looking Statements	This shareholder letter and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, our cost reduction strategy and expectations regarding cost savings, our future financial results, vehicle profitability and future gross profits, our anticipated LCNRV charges, the planned use of our cash and cash equivalents, our future capital expenditures, the underlying trends in our business, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our expected future production and deliveries, our anticipated production and timing of launching the R2 platform in Normal, timing of construction at our Georgia site, scaling our service infrastructure, our expected future products and technology and product enhancements (including R2, R3, and R3X, as well as our next generation RAN charger), potential expansion of commercial van sales, future revenue opportunities, statements regarding our expected joint venture with Volkswagen Group, including the expected formation of the joint venture, the expected benefits from the partnership, the potential applications of JV-developed software, future VW investments in Rivian shares, and the investments related to the JV. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage our capital expenditures and costs; we will require additional financing and capital to support our business; our ability to maintain strong demand for our vehicles and attract and retain a large number of customers; risks relating to the highly competitive automotive market, including competitors that may take steps to compete more effectively against us, including with respect to pricing and features, and impact of competition and macroeconomic conditions on product demand; consumers’ willingness to adopt electric vehicles; we may experience significant delays in the manufacture and delivery of our vehicles; we have experienced and could continue to experience cost increases or disruptions in supply of raw materials or other components used in our vehicles; our dependence on suppliers and volatility in pricing of components and raw materials; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our inability to manage our future growth effectively; our long-term results depend on our ability to successfully introduce and market new products and services; we may not succeed in establishing, maintaining, and strengthening our brand; our focus on delivering a high-quality and engaging Rivian experience may not maximize short-term financial results; risks relating to our distribution model; we rely on complex machinery, and production involves a significant degree of risk and uncertainty; our vehicles rely on highly technical software and hardware that could contain errors or defects; we may not successfully develop the complex software and technology systems needed to produce our vehicles; inadequate access to charging stations and not being able to realize the benefits of our charging networks; risks related to our use of lithium-ion battery cells; we have limited experience servicing and repairing our vehicles; the automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes, and upgrades and adaptations to our vehicles may increase our costs and capital expenditures and also require planned, temporary manufacturing shutdowns from time to time; risks associated with advanced driver assistance systems technology; the reduction or elimination of government and economic incentives for electric vehicles; we may not obtain government grants and other incentives for which we may apply; vehicle retail sales depend heavily on affordable interest rates and availability of credit; insufficient warranty reserves to cover warranty claims; future field actions, including product recalls, could harm our business; risks related to product liability claims; risks associated with international operations; our ability to attract and retain key employees and qualified personnel; our ability to maintain our culture; our business may be adversely affected by labor and union activities; risks associated with the ongoing military conflict between Russia and the Ukraine and in the Middle East; risks related to health epidemics, pandemics, and other outbreaks; our financial results may vary significantly from period to period; we have incurred a significant amount of debt and may incur additional indebtedness; our vehicles may not operate properly; risks related to third-party vendors for certain product and service offerings; potential conflicts of interest involving our principal stockholders or their affiliates; risks associated with exchange rate and interest rate fluctuations; breaches in data security, failure of information security systems, cyber-attacks or other security or privacy-related incidents could harm our business; risk of intellectual property infringement claims; our use of open source software in our applications

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	28

Forward-Looking Statements
could subject our proprietary software to general release; our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation and legal proceedings; delays, limitations and risks related to permits and approvals required to operate or expand operations; our internal control over financial reporting; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	29

Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating and cash performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward-looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, total adjusted operating expenses, adjusted EBITDA, adjusted net loss, adjusted net loss per share, and free cash flow.

Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted operating expenses is defined as total operating expenses, less R&D depreciation and amortization expenses, R&D stock-based compensation expenses, SG&A depreciation and amortization expenses, and SG&A stock-based compensation expenses.

Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Adjusted net loss is defined as net loss before stock-based compensation expense, other (expense) income, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding.

Free cash flow is defined as net cash used in operating activities less capital expenditures.

Q3 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	30